EXHIBIT 99.1

Graymark Healthcare, Inc. Reverse Stock Split to be Completed, Stock Symbol to Change

Oklahoma City, OK, April 11, 2008—Graymark Healthcare, Inc. (OTCBB: GRMH), a diversified medical holding company, reported today that its previously announced 1-for-5 split of the company’s common stock will take effect today, April 11, 2008, at 5:00 p.m. Eastern time.  Additionally, the company’s stock symbol has changed from GMRK to GRMH.

The reverse split will reduce the number of shares of Graymark’s common stock outstanding from approximately 117.7 million to approximately 23.5 million. On the effective date of the reverse split, Graymark stockholders will receive one new share for every five shares held. It is not mandatory to exchange stock certificates to reflect the reverse split.  Registered holders of Graymark common stock who would prefer to exchange their current stock certificates for new post-split certificates should contact Graymark’s transfer agent, Computershare, at 800-884-4225, for instructions.

Graymark Healthcare, Inc. is a diversified medical holding company that owns and operates; independent pharmacies that serve the needs of local markets, diagnostic sleep centers that treat a wide range of sleep disorders, and a medical equipment company that provides both disposable and durable medical equipment.  Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.

For additional information, contact

Graymark Healthcare, Inc.:

Stanton Nelson or John Simonelli, 405-601-5300

or

Halliburton Investor Relations:

Geralyn DeBusk, Jeff Elliott, or Chase Zavoina, 972-458-8000

This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.